                                                                    Exhibit 6.17

                             ASSIGNMENT OF CONTRACT


Now on this 1st day of October, 1999, for good and valuable consideration, the receipt of which is hereby acknowledged, Brooke Corporation does hereby transfer, set over, assign and convey to G. I. Agency, Inc., a Kansas Corporation, all of its right, title, and interest in and to an Agreement for Sale of Insurance Agency Assets, dated September 15, 1999 between Brown Insurance Group, Inc. and Brooke Corporation. By virtue of this assignment, Assignee, G. I. Agency, Inc. hereby assumes all rights, responsibilities, benefits and obligations of Brooke Corporation under such contract to the same extent and effect as if an original signatory thereof.

Brooke Corporation                         G. I. Agency, Inc.



By: /s/ Michael Hess                       By: /s/ Robert D. Orr
   ---------------------------                -----------------------------
Michael Hess, President                    Robert D. Orr, Chairman

                                    AGREEMENT
                                       FOR
                       PURCHASE OF INSURANCE AGENCY ASSETS

THIS AGREEMENT MADE this 9th day of September, 1999 by and between Brown Insurance Group, Inc. of 2356 E. Goodman, Republic, Missouri, hereinafter referred to as "Seller", and Brooke Corporation, of 205 F Street, Phillipsburg, Kansas, hereinafter referred to as "Purchaser".

In consideration of the mutual promises, covenants, and agreements set forth hereinafter, the Seller does hereby agree to sell and the Purchaser does hereby agree to purchase the assets hereinafter described on the terms and conditions set forth as follows:

1. SUBJECT MATTER OF THE AGREEMENT. Seller hereby agrees to sell, transfer, assign and convey unto the Purchaser all of the Seller's right, title and interest in and to the general insurance agency assets owned by Seller. Such sale shall include the "book of business", goodwill, client lists, client records, client files, client renewals, claims records, and all other intangible assets associated with Seller's general insurance agency business which does business as Brown Insurance Group or BB & Associates Insurance or which may have done business from any other location under any other trade name. Such sale shall also include the office equipment and other personal property specifically identified on the listing attached hereto as Exhibit C. All assets shall be conveyed unto Purchaser, free and clear of any claims, liens and encumbrances whatever.

2. PURCHASE PRICE. In consideration of the sale of the above described assets, the Purchaser agrees to pay the total sum of Three Hundred Fifty Five Thousand Eight Hundred Dollars ($355,800.00) in the following manner:

(A) The sum of Three Thousand Six Hundred Dollars ($3,600.00) as earnest money, the receipt of which is hereby acknowledged.

(B) The sum of One Hundred Seventy Four Thousand Three Hundred Dollars ($174,300.00) shall be paid to Seller at the date of closing.

(C) The balance of the purchase price in the amount of One Hundred Seventy Seven Thousand Nine Hundred Dollars ($l77,900.00) shall be paid in twelve (12) equal monthly installments of Fifteen Thousand Three Hundred Ninety Three and 11/100 Dollars ($15,393.11) which includes interest at the rate of seven percent (7%) per annum on the unpaid balance. The first installment will be due one month after the closing date and the remaining installments shall be paid on the same day of each month thereafter until paid in full.

(D) The total purchase price shall be allocated as follows: Thirty Thousand Dollars ($30,000.00) shall be allocated to the non competition agreement, Three Hundred Twenty Thousand Dollars ($320,000.00) shall be allocated to goodwill and Five Thousand Eight Hundred Dollars ($5,800.00) shall be allocated to office equipment identified on Exhibit C.


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

3. CONVEYANCE OF TITLE AND DELIVERY OF PROPERTY.

(A) Seller shall convey title to the above described general insurance agency assets by a Bill of Sale which shall be executed, acknowledged, and delivered to the Purchaser on the closing date of this agreement, free of all liens and encumbrances whatever. The bill of sale shall be in the form attached hereto as Exhibit A and made a part hereof by reference.

(B) Seller shall transfer to Purchaser the insurance policies that are a part of the book of business sold pursuant to this agreement by delivering Transfer Letters to the Purchaser an the closing date of this agreement. The transfer letter shall be in the form attached hereto as Exhibit B and printed on Seller's letterhead and with Seller's original signatures. Seller furthermore agrees to sign any additional forms or letters which may be required to transfer said policies.

(C) Seller shall deliver to Purchaser's primary office on the closing date of this agreement the entire contents of all paper and electronic files for all of Seller's past, current and prospective customers. Electronic files may be delivered in electronic text format using comma separated values or in paper format by printing customer lists, customer data, customer notes, customer accounting, customer history, policy expiration lists, policy notes, policy accounting, policy history, claims notes and other records which are stored in Seller's electronic files.

(D) Seller shall deliver to Purchaser's primary office on the closing date of this agreement all office equipment and other personal property specifically identified on the listing attached hereto as Exhibit C.

4. CLOSING. Closing of this sale shall occur no later than September 15, 1999, unless a later date is required in order to satisfy the contingencies set forth hereinafter.

5. EFFECTIVE DATE OF TRANSFER OF BUSINESS AND OBLIGATIONS.

(A) All of the general insurance agency assets conveyed under the terms of this agreement shall be transferred as of the closing date. For the purpose of this agreement, the policy inception date will determine on which day the insurance was written. If premiums are paid by a policyholder to an insurance company in installments, it is agreed that the due date of each installment shall be considered a new policy inception date. The Purchaser shall be entitled to all commissions for insurance written by Seller, or Seller's directors, officers and employees on or subsequent to the closing date.

(B) Seller shall be liable for all debts, premiums, claims and obligations incurred prior to the closing date. All accounts receivables for insurance written prior to the closing date shall remain the separate property of the Seller, provided that Seller pays all debts, premiums, claims and obligations on insurance written prior to closing date. Seller acknowledges that the value of the assets sold pursuant to this agreement is diminished if Seller does not promptly pay its obligations to insurance companies and managing general agents for the net policy premiums on insurance written prior to the closing date. As such, if Purchaser becomes aware that any such net policy premiums are not paid when due, then Purchaser may elect, but is not obligated, to pay any such amounts on behalf of Seller, in which event Seller agrees to fully and promptly reimburse Purchaser.

(C) Purchaser will attempt to collect all funds owed to Seller for insurance written prior to the closing date. Seller appoints Purchaser as its attorney in fact to endorse checks made payable to Seller by policyholders, insurance companies or managing general agents. Any funds collected by Purchaser for the Seller will be remitted to Seller on a monthly basis. For a period of ninety
(90) days after closing, Purchaser shall provide Seller with access to reconciled monthly agent statements for the specific purpose of verifying the amount of commissions which may be due Seller for insurance written prior to the closing date and attributable to insurance policies that are part of the book of business sold pursuant to this agreement. Such access shall be upon reasonable advance written request and during such times and upon such conditions as shall not unreasonably impair the operations of Purchaser. Seller agrees to respect the confidential nature of such information.

(D) After the closing date, Seller shall not be responsible for payment to Purchaser of commissions on any reduction of premiums resulting from policy cancellations, policy endorsements or policy audits for insurance written prior to the closing date. Correspondingly, after the closing date, Purchaser shall not be responsible for payment to Seller of commissions on any additional premiums resulting from policy endorsements or policy audits for insurance written prior to the closing date.

(E) Seller shall remit to Purchaser on the closing date any funds received by Seller for insurance written on or subsequent to the closing date.

(F) Purchaser shall be entitled to all profit sharing commissions, bonus commissions, prizes, advertising allowances or override commissions received on or after the closing date.

6.  HOLD HARMLESS GUARANTY.

(A) Seller hereby agrees and promises to hold Purchaser harmless for any and all liability that may arise by reason of Seller's or Seller's directors, officers and employees negligence or failure to renew, issue or otherwise service any insurance policy prior to the date of closing, it being agreed that any liability for such errors and omissions in the transaction of insurance business shall vest solely with Seller.

(B) Purchaser hereby agrees and promises to hold Seller harmless for any and all liability that may arise by reason of Purchaser's or Purchaser's directors, officers and employees negligence or failure to renew, issue or otherwise service any insurance policy after the date of closing, it being agreed that any liability for such errors and omissions in the transaction of insurance business shall vest solely with Purchaser.

7. CONTINGENCIES. Heading reserved for sequence purposes only.

8.  COVENANTS OF SELLER.

(A) Seller does, hereby, covenant and agree that its directors, officers and employees will, at all times, assist and cooperate with Purchaser in transferring to Purchaser all general insurance business previously written, serviced or sold by Seller or Seller's directors, officers or employees.

(B) Seller and Christopher D. Brown, individually, further agree that they will not engage directly or indirectly in the business of selling insurance policies in or within a one hundred (100) mile radius of Republic, Missouri for a period of five (5) years from and after the closing date. Seller and Christopher D. Brown, individually, further agree that for a period of five (5) years from and after the closing date, they will not solicit or write insurance policies for any customers that are a part of the book of business sold pursuant to this agreement and will not directly or indirectly attempt to divert any customer that is a part of the book of business sold pursuant to this agreement from continuing to do business with Purchaser.

(C) Seller does, hereby, covenant and agree to enforce, for the continued benefit of Purchaser, all non solicitation agreements or non compete agreements currently in force between Seller and its directors, officers, independent contractors and employees.

9. WARRANTIES AND REPRESENTATIONS OF THE PURCHASER. The Purchaser warrants and represents that it is a corporation, duly organized, existing and in good standing under the laws of the State of Kansas. Purchaser warrants and represents that it has taken all necessary corporate action, including, but not limited to, binding resolutions of all of its directors to enter into this agreement and to carry out the terms and conditions thereof.

10. WARRANTIES AND REPRESENTATIONS OF THE SELLERS.

(A) If Seller is a corporation, then Seller warrants that it is duly organized, existing and in good standing under the laws of the State of Missouri and Seller warrants and represents that it has taken all necessary corporate action, including, but not limited to, binding resolutions of all of its directors to enter into this agreement and to carry out the terms and conditions thereof.

(B) The Seller warrants and represents that it has received insurance sales commissions, excluding profit sharing commissions and brokered policies commissions, of at least One Hundred Seventy Nine Thousand Dollars ($179,000.00), for the twelve (12) month period ending July 31, 1999. The Seller warrants and represents that it has provided accurate and complete third party documents from which Purchaser can independently verify said commissions.

(C) The Seller warrants and represents that it is the sole and legitimate owner of the general insurance agency assets to be purchased and sold pursuant to this agreement.

(D) The Seller warrants and represents that it currently has an errors and omissions insurance policy in force and that a "tail" policy will be or has been purchased which provides for continuing errors and omissions insurance coverages, and will provide Purchaser with proof of such coverage upon request.

(E) The Seller warrants and represents that it has fully disclosed to Purchaser in writing all of the oral and verbal agreements that it currently has, or has had during the past twelve (12) months, with licensed producers, representatives and agents.

11. USE OF NAME AND PO BOX AND TELEPHONE NUMBER. As a result of the sale contemplated herein, the Purchaser shall on and after the date of closing be entitled to the use of the trade name BB & Associates Insurance and Brown Insurance Group. Purchaser acknowledges that Seller's corporate name is Brown Insurance Group, Inc. and Purchaser agrees that Seller is not required to change its corporate name; however, Seller agrees that its advertising, marketing and transaction of business with the public shall not be conducted using this name. Furthermore, the Seller shall not use or authorize anyone else to use said trade name. The Purchaser shall acquire all rights to the telephone listings, telephone numbers and post office boxes listed under said trade name.

12.  SECURITY INTEREST.

(A) To secure the payment of the sums described in paragraph 2(C) hereof, Purchaser hereby grants to Seller a security interest in and to the insurance agency assets which are purchased from Seller pursuant to this agreement.

(B) The Purchaser agrees to execute and deliver to the Sellers a UCC-1 financing statement evidencing said security interest in form suitable for filing.

13.  DEFAULT.

(A) Time is of the essence of this agreement. In the event that the Purchaser shall fail to pay the amount due on the date of closing as described in paragraph 2(B) hereof, then this agreement shall immediately become null and void and the Seller shall be entitled to retain the earnest money described in paragraph 2(A) hereof as liquidated damages. In said event, this agreement shall thereafter be null and void.

(B) In the event that the Purchaser shall fail to make any of the installment payments described in paragraph 2(C) hereof within Ten (10) days of the payment due date, then the Seller, or their authorized agents, shall give written notice of such default to the Purchaser at the address shown hereinafter. In the event that such default is not cured within thirty (30) days of the mailing of such notice, then the Seller shall be entitled to take possession and control of all of the general insurance agency assets secured hereunder, subject to any other security interests, and in said event the Purchaser agrees to transfer, convey, and deliver all of said assets peacefully to the Seller.

14. ASSIGNMENT OF PURCHASER'S INTEREST. It is agreed that Purchaser has the unconditional right to assign or transfer all of Purchaser's rights and obligations obtained or incurred pursuant to this agreement to a qualified assignee or purchaser capable and having financial resources to honor all commitments contained herein, as may be determined by Purchaser. In the event of any such assignment or transfer, Purchaser hereby guaranties all payments due Seller under the terms of this agreement.

15.  MISCELLANEOUS AGREEMENTS OF THE PARTIES.

(A) Unless otherwise agreed to in writing, the Purchaser shall not assume any of Seller's obligations with regards to employees, lessors (real or personal property), vendors, suppliers, advertisers or utility companies. Purchaser specifically agrees to assume Seller's obligation to pay $85.89 per month to Norwest for a period of 24 months for a telephone system; to pay $106.04 per month to Copelco for a period of 48 months for a copier; to pay $31.79 per month to Neopost until such agreement is cancelled for a postage metering system; to pay $775 per month to Beebe for the period of October, 1999 to September, 2000; and, to pay $800 per month to Beebe for the period of October, 2000 to September, 2001.

(B) Purchaser shall maintain appropriate insurance coverage on the office equipment identified on Exhibit C.

16.  ENTIRE AGREEMENT

(A) This agreement contains all of the terms and conditions of agreement between the parties hereto relative to the subject matter hereof, and no other agreement relative thereto between them, whether past, present or future, shall be valid unless the same is reduced to writing and signed by each of the parties.

(B) Upon execution of this agreement, the confidentiality agreement previously signed by Purchaser is no longer valid and no longer enforceable.

17.  NOTICES.

(A) Notices which may be required to be sent to the Purchaser in accordance with this agreement shall be deemed sufficient if deposited in the United States Mail as first class mail, postage prepaid, and addressed to:

         Shawn Lowry, State Manager
         Brooke Corporation
         PO Box 412008
         Kansas City, Missouri 64141-2008

or such other addresses as may be furnished to the Seller in writing.

(B) Notices which may be required to be sent to the Seller in accordance with this agreement shall be deemed sufficient if deposited in the United States Mail as first class mail, postage prepaid and addressed to:

         Christopher D. Brown, President
         Brown Insurance Group
         2356 E.  Goodman
         Republic, Missouri 65738

or such other addresses as may be furnished to the Purchaser in writing.

18. BINDING EFFECT. This agreement executed in triplicate shall be binding upon each of the parties hereto, their heirs, administrators, successors and assigns. The use of the masculine shall include the feminine, and the use of the singular shall include the plural. This agreement may not be modified or amended unless such modifications or amendments are reduced to writing.

Seller                                      Purchaser



By: /s/ Christopher D. Brown                By: /s/ Shawn T. Lowry
   --------------------------------            --------------------------------
Title: President                            Title: Marketing Manager
      -----------------------------               -----------------------------

 /s/ Christopher D. Brown
-----------------------------------
Christopher D. Brown, individually

                         Exhibit A to Purchase Agreement

                                  BILL OF SALE


Now on this 15th day of September, 1999, for good and valuable consideration, the receipt of which is hereby acknowledged, Brown Insurance Group, Inc. of Republic, Missouri, as Seller, hereby sells, transfers, assigns and conveys unto BROOKE CORPORATION , as Purchaser, all of the Seller's right, title and interest in and to the general insurance agency assets carried under the name of BB & Associates Insurance or any other name in which Seller has any interest therein. Such sale shall consist of Seller's general "book of insurance business", including goodwill, client lists, client records, client files, client renewals, claims records, and all other intangible assets associated with Seller's insurance agency. Such sale shall also include the office equipment and other personal property specifically identified on the listing attached hereto.

All assets are hereby conveyed unto Purchaser, free and clear of any claims, liens, taxes and encumbrances whatever.

                                         SELLER

Attest: (If incorporated)

 /s/ Michael A. Brown                    By: /s/ Christopher D. Brown
----------------------------------          -----------------------------------
Secretary                                Title: President
                                               --------------------------------

State of  Missouri
         -------------------------

County of  Greene
          ------------------------

Be it remembered that on this 15th day of September, 1999, before me, a Notary Public, in and for the County and State aforesaid, appeared Christopher Brown who is known to me and who executed the above and foregoing Bill of Sale.


                                             /s/ Rosalind Wagner
                                             -----------------------------------
                                             Notary Public





My Commission Expires:


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